Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
June 4, 2021	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
Syneos Health, Inc.	Los Angeles	Tokyo
1030 Sync Street	Madrid	Washington, D.C.
Morrisville, North Carolina 27560-5468	Milan

Re:	Registration Statement on Form S-3 (No. 333-228559); 10,851,676 shares of Class A common stock, par value $0.01 per share.

Ladies and Gentlemen:

We have acted as special counsel to Syneos Health, Inc., a Delaware corporation (the “Company”), in connection with the sale by certain stockholders (the “Selling Stockholders”) pursuant to that certain underwriting agreement dated as of June 2, 2021 (the “Underwriting Agreement”), among the Company, the Selling Stockholders and BofA Securities, Inc. of 10,851,676 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”). The offering and sale of the Shares is covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), a base prospectus dated November 27, 2018 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”) and a prospectus supplement dated June 2, 2021 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the sale of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and the Shares are validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

June 4, 2021

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 4, 2021 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP